INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT
                           LEGG MASON FOCUS TRUST, INC.


      This INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT ("Agreement") is made this 30th day of June, 1998, by and between Legg Mason Focus Trust, Inc., a Maryland corporation (the "Fund"), and Legg Mason Fund Adviser, Inc., a Maryland corporation (the "Adviser").

      WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act") and has registered its shares of common stock for sale to the public under the Securities Act of 1933 and various state securities laws; and

      WHEREAS, the Fund wishes to retain the Adviser to provide investment advisory, management, and administrative services to the Fund; and

      WHEREAS, the Adviser is willing to furnish such services on the terms and conditions hereinafter set forth:

      NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

      1. The Fund hereby appoints Legg Mason Fund Adviser, Inc. as Adviser of the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

      2. The Fund shall at all times keep the Adviser fully informed with regard to the securities owned by it, its funds available, or to become available, for investment, and generally as to the condition of its affairs. It shall furnish the Adviser with such other documents and information with regard to its affairs as the Adviser may from time to time reasonably request.

      3. (a) Subject to the supervision of the Fund's Board of Directors, the Adviser shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund's portfolio of securities consistent with the Fund's investment goals and policies. The Adviser shall determine from time to time what securities will be purchased, retained or sold by the Fund, and shall implement those decisions, all subject to the provisions of the Fund's Articles of Incorporation and Bylaws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state law, as well as the investment goals and policies of the Fund. The Adviser will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers the Adviser will attempt to obtain the best net price and the most favorable execution of its orders; however, the Adviser may, in its discretion, purchase and sell portfolio securities through

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brokers who provide the Fund with research, analysis, advice and similar services, and the Adviser may pay to these brokers, in return for research and analysis, a higher commission or spread than may be charged by other brokers. The Adviser is authorized to combine orders on behalf of the Fund with orders on behalf of other clients of the Adviser, consistent with guidelines adopted by the Board of Directors of the Fund. The Adviser shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Fund, and shall perform such other functions of management and supervision as may be directed by the Board of Directors of the Fund.

            (b) The Fund hereby authorizes any entity or person associated with the Adviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by
Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention by such person associated with the Adviser of compensation for such transactions in accordance with Rule 11a2-2(T)(2)(iv).

      4. The Adviser may enter into a contract ("Advisory Agreement") with an investment adviser in which the Adviser delegates to such investment adviser any or all its duties specified in Paragraph 3 hereunder, provided that such Advisory Agreement imposes on the investment adviser bound thereby all duties and conditions to which the Adviser is subject hereunder, and further provided that such Advisory Agreement meets all requirements of the 1940 Act and rules thereunder.

      5. (a) The Adviser, at its expense, shall supply the Board of Directors and officers of the Fund with all statistical information and reports reasonably required by them and reasonably available to the Adviser and shall furnish the Fund with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the operation of the Fund. The Adviser shall oversee the maintenance of all books and records with respect to the Fund's securities transactions and the keeping of the Fund's books of account in accordance with all applicable federal and state laws and regulations. In compliance with Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that any records which it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act. The Adviser shall authorize and permit any of its directors, officers and employees, who may be elected as directors or officers of the Fund, to serve in the capacities in which they are elected.

            (b) Other than as herein specifically indicated, the Adviser shall not be responsible for the Fund's expenses. Specifically, the Adviser will not be responsible, except to the extent of the reasonable compensation of employees of the Fund whose services may be used by the Adviser hereunder, for any of the following expenses of the Fund, which expenses shall be borne by the Fund: advisory fees; distribution fees; interest, taxes, governmental fees, fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; the cost (including brokerage commissions or charges, if any) of

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securities purchased or sold by the Fund and any losses in connection therewith;
fees of custodians, transfer agents, registrars or other agents; legal expenses; expenses relating to the redemption or repurchase of the Fund's shares; expenses of registering and qualifying shares of the Fund for sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to Fund shareholders; costs of stationery; costs of stockholders' and other meetings of the Fund; directors' fees; audit fees; travel expenses of officers, directors and employees of the Fund, if any; and the Fund's pro rata portion of premiums on any fidelity bond and other insurance covering the Fund and its officers and directors.

      6. No director, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such director, officer or employee while he or she is at the same time a director, officer, or employee of the Adviser or any affiliated company of the Adviser. This paragraph shall not apply to directors, executive committee members, consultants and other persons who are not regular members of the Adviser's or any affiliated company's staff.

      7. As compensation for the services performed and the facilities furnished and expenses assumed by the Adviser, including the services of any consultants or sub-advisers retained by the Adviser, the Fund shall pay the Adviser, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate of 0.70% of the Fund's average daily net assets. The first payment of the fee shall be made as promptly as possible at the end of the month succeeding the effective date of this Agreement. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Fund in that period from the beginning of such month to such date of termination, and shall be based on that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of the Fund shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board of Directors of the Fund. Each such payment shall be accompanied by a report prepared either by the Fund or by a reputable firm of independent accountants, which shall show the amount properly payable to the Adviser under this Agreement and the detailed computation thereof.

      8. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be responsible for any action of the Board of Directors of the Fund in following or declining to follow any advice or recommendations of the Adviser; provided, that nothing in this Agreement shall protect the Adviser against any liability to the Fund or its shareholders to which it would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

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      9. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser who may also be a director, officer, or employee of the Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, or to limit or restrict the right of the Adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other corporation, firm, individual or association.

      10. As used in this Agreement, the terms "assignment," "interested person," and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

      11. This Agreement will become effective on the date first written above, provided that it shall have been approved by the Fund's Board of Directors and by the shareholders of the Fund in accordance with the requirements of the 1940 Act and, unless sooner terminated as provided herein, will continue in effect for two years from the above written date. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods ending on the same date of each year, provided that such continuance is specifically approved at least annually (i) by the Fund's Board of Directors or (ii) by a vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Fund's Board of Directors who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

      12. This Agreement is terminable without penalty by the Fund's Board of Directors, by vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or by the Adviser, on not less than 60 days' notice to the other party and will be terminated upon the mutual written consent of the Adviser and the Fund. This Agreement shall terminate automatically in the event of its assignment by the Adviser and shall not be assignable by the Fund without the consent of the Adviser.

      13. In the event this Agreement is terminated by either party or upon written notice from the Adviser at any time, the Fund hereby agrees that it will eliminate from its corporate name any reference to the name of "Legg Mason." The Fund shall have the non-exclusive use of the name "Legg Mason" in whole or in part only so long as this Agreement is effective or until such notice is given.


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      14. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Maryland.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.


Attest:                                   LEGG MASON FOCUS TRUST, INC.


By:  /s/ Kathi D. Bair                    By:  /s/ Marie K. Karpinski



Attest:                                   LEGG MASON FUND ADVISER, INC.


By: /s/ Kathi D. Bair                     By:  /s/ William H. Miller